CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Definitive Information Statement on Schedule 14C of our report dated May 10, 2013 with respect to the audited consolidated financial statements of E-Factor Corp., for the years ended December 31, 2012 and 2011.

/s/ MaloneBailey, LLP

www.malone−bailey.com

Houston, Texas

September 20, 2013